Exhibit 10.1

Mega International Commercial Bank

Comprehensive Credit Extension Contract

S/N: DUN HUA SHOU ZINO. L104322B

Client: Applied Optoelectronics, Inc., Taiwan Branch

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Comprehensive Credit Extension Contract

Applied Optoelectronics, Inc., Taiwan Branch (“Contractor”) and Mega International Commercial Bank (“Bank”), in light of the need and convenience of multiple credit relationships between the parties, hereby consolidate all the credit relationships and make this Comprehensive Credit Extension Contract (“Contract”). The credit extensions between the parties, excluding those governed by any credit agreement or other agreements between the parties, as agreed hereby, shall be governed by the following terms and conditions.

Article 1. Credit Types

The types of credit to be extended hereunder shall be the following ones marked with “V”, totally three types:

V Loan for Purchasing Materials	□ Overdraft
□ Loan for External Sales	□ Guarantee for Instruments by Mandate
V Loan for Business Operation	□ Acceptance of Instruments by Mandate
□ Discount	V Guarantee for Mandates

Article 2. Aggregate Line of Credit

The aggregate line of credit hereunder shall be, on a revolving basis, Four Million US Dollars or the equivalent of that amount in any other currency.

The aggregate line of credit in the paragraph hereinabove shall mean the maximum sum totaling up the actual available amounts of all the credits in the Article hereinabove. The aggregate amount of funds available to Contractor under the credits hereunder shall be not more than the aggregate line of credit as specified in this Article.

The line for each type of credit hereunder shall apply solely to the specific credit. The amount allowed Contractor under a given credit shall not exceed the line for each type of credit.

When Contractor uses any credit pursuant to a pre-existing credit extension contract, any outstanding debt that is not paid shall be incorporated into the aggregate line and the separate line as specified in the two paragraphs hereinabove.

Where any credit that Contractor uses involves any foreign currency, if the separate or aggregate line is exceeded due to the fluctuation of the exchange rate or for causes whatsoever, the balance shall become immediately due and payable by Contractor.

Article 3. Availability Period

The availability of the credits hereunder shall be from November 28, 2015 to November 27, 2016. Contractor shall, pursuant to the conditions herein and during the period specified in this Article, file a request and obtain the consent from Bank in ways and by presenting documents agreed between the parties, before it may use such credits.

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Article 4. Base Interest Rate and Adjustment

The base interest rate of Bank shall be the overnight call money rate of the financial industry, plus the cost and a reasonable profit of Bank, provided that Bank may re-adjust the cost and the reasonable profit in light of the market condition, the financial cost and the business condition.

Where the interest rate for the credit hereunder shall be the base interest rate plus a certain percentage of Bank upon the conclusion of this Contract (the base interest rate being 2.75% annually upon the conclusion of this Contract), Contractor shall agree to comply with the base interest rate as adjusted on the date of such adjustment by Bank. In the case of any adjustment to the base interest rate following the conclusion of the Contract, Contractor shall agree that such adjustment may be published at the business venue of Bank and to be bound by such adjustment.

Article 5. Liquidated Damages and Interest Rate for Delay

Contractor who delays the repayment of any principal or interest shall be liable for a penalty which is 10% of the agreed interest rate for the first six months of delay and 20% of the agreed interest rate thereafter as of the date that such principal or interest falls due and payable.

Contractor who fails to repay the principal pursuant to this Contract shall be liable for the penalty specified in the paragraph hereinabove, as well as interest for delay at the agreed lending rate plus 1% of annual interest rate. In the case of debts guaranteed by Bank, Contractor shall be liable for the penalty specified in the previous paragraph in this Article, as well as interest for delay at the base interest rate at the date of the advancement by Bank plus 3% of the annual interest rate.

Article 6. Exchange Rate Risk

Any foreign-currency debt that Contractor may incur as a result of any credit hereunder shall be repaid by Contractor using the foreign currency or New Taiwan Dollars. Contractor who repays the debt using New Taiwan Dollars shall agree that Bank may select and apply the spot exchange selling rate of Bank on the maturity or repayment date of the debt, provided that any repayment ahead of schedule shall be subject to the consent of Bank.

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Article 7. The conditions and contents of credits hereunder shall be as follows:

Loan for Purchasing Materials

I. The purpose of the loan shall be for Contractor to purchase any raw materials or supplies or to pay for any intangible trade.

II. The line of credit shall be, on a revolving basis, Four Million US Dollars or the equivalent of that amount in any other currency.

III. Interest Rate.

(I) Interest rate standards:

1. For US Dollars, the interest rate shall be the 1-month, 3-month or 6-month LIBOR rate plus 1% of annual rate and then divided by 0.946, with any amount of the TAIFX rate exceeding 0.3% of the LIBOR rate on the same term to be borne by Contractor.

2. For New Taiwan Dollars, the interest rate shall be the base lending rate of New Taiwan Dollars plus 0.76%.

3. For other currencies, the interest rate shall be the borrowing cost of Bank plus 1.0% of the annual rate and then divided by 0.946%.

(II) The interest shall be collected on a monthly basis.

(III) The interest on the loan shall begin to accrue upon the date that the payment is advanced by Bank or made by any other foreign bank.

(IV) In the case of the acceptance of a bill of exchange, Contractor shall be liable for a commission pursuant to the rate and terms as follows:

The annual rate shall be 1% and shall fall due and payable on a three-month basis at a rate of 0.25%.

IV. Repayment Period.

(I) Contractor shall agree to repay the loan within 180 days as of the date of advancement by Bank.

(II) For the acceptance of bills of exchange, the period from the acceptance date to the maturity date of the bill shall be not more than 180 days. Upon maturity, the bill shall be paid by Contractor or advanced by Bank as per the request of Contractor, provided that the totaling of the advancement period and the acceptance period shall be not more than 180 days.

(III) Contractor shall, for the purchase of any domestic supplies, obtain the consent of Bank and request Bank to issue a domestic letter of credit and to accept or pay for the bill of exchange or any other document opened by the beneficiary of the letter of credit, provided that the repayment period shall not be more than 180 days.

(IV) If the supplies purchased using the credit extended hereunder are sold ahead of schedule, the repayment of the loan shall be made earlier accordingly.

V. Use of Credits and Conditions

(I) The loan is used when Contractor requests Bank to issue a letter of credit. Contractor shall pay a certain percentage that Bank specifies as the margin over the letter of credit. For the remaining amount of the credit, Contractor shall apply to Bank for an advancement or acceptance by presenting a loan request form, an application for issuing a letter of credit, or transaction documents.

(II) Contractor who shall pay for goods through D/P, D/A, O/A or T/T other than L/C shall, subject to the consent of Bank, request Bank to advance 100% of the amount of the transaction by presenting a loan request form and the transaction document. The repayment period of each loan shall be not more than 180 days.

(III) Contractor may issue an usance letter of credit for buying or selling within or without the country

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VI. Contractor may, in light of its actual needs for business transaction and subject to the consent of Bank, substitute the special stamp for import and export as approved by the competent authority for the seal or signature left on the credit agreement.

VII. The credit amount hereunder may, subject to the consent of Bank, be converted into an equivalent of the same amount in any other currency, provided that after conversion to a New Taiwan Dollar amount, no further conversion shall be conducted into any other foreign currency. In the case that the principal and the interest shall be paid altogether, any lending interest over the original currency amount prior to the conversion shall be paid by Contractor upon the conversion.

The exchange date and rate shall be negotiated by and between the parties. Any excessive amount over the line of credit hereunder as a result of currency conversion shall be repaid by Contractor immediately.

VIII. In the case of a documentary letter of credit hereunder, any excessive documentary amount over the advancement agreed to by Bank upon the issuing of the letter of credit shall be, subject to the consent of Bank to advance the same, included in the available amount of the credit hereunder, which shall be repaid by Contractor.

IX. Contractor shall agree that related business, responsibilities and obligations under the letter of credit hereunder be governed by the Uniform Customs and Practice for Documentary Credits (UCP) issued by the International Chamber of Commerce, as well as relevant international provisions to interpret the conditions for trade, which are incorporated herein by reference.

X. Contractor shall procure insurance and pay the premium for the goods purchased under the letter of credit hereunder, pursuant to conditions satisfactory to Bank and including Bank as the primary beneficiary beforehand.

Loan for Business Operation

I. The purpose of the credit shall be for Contractor to use as working capital in the normal course of business.

II. The line of credit shall be, on a revolving basis, One Hundred and Twenty-Four Million New Taiwan Dollars.

III. Interest.

(I) The standard interest rate shall be the base lending rate of New Taiwan Dollars plus 0.76%.

(II) The interest shall be paid on a monthly basis.

IV. The repayment period shall be not more than 180 days for each loan.

V. Credit Use and Conditions: The loan shall be used by presenting the loan request form.

Guarantee for Mandates

I. The purpose of the credit shall be for Contractor to request Bank to provide guarantees for purposes instructed by Contractor.

II. The line of credit shall be, on a revolving basis, Four Million US Dollars or the equivalent of the same amount in any other currency.

III. The commission charge shall be, at an annual rate of 0.7%, calculated on the basis of the actual days of the guarantee validity, with the minimum charge being Four Hundred New Taiwan Dollars.

IV. The scope of the guarantee shall be solely for opening customs duty accounts.

V. Terms of Guarantee: The guarantee shall be issued for opening a customs duty account as instructed by Contractor, subject to the consent of Bank, for a maximum period of one year.

VI. The guarantee made in the form of a letter of credit shall be governed by the current Uniform Customs and Practice for Documentary Credits or the International Standby Practice issued by the International Chamber of Commerce at the time the letter of credit is issued.

VII. Bank shall, when performing the guarantee obligation, only conduct a documentary review of the documents that the beneficiary of the guarantee presents when requesting Bank to perform such obligation, and shall determine at its sole discretion whether to fulfill the guaranteed debt. It shall be unnecessary for Bank to consider the substance of any goods, services or other acts as guaranteed.

VIII. When the beneficiary of the guarantee requests Bank to perform the guaranteed debt, Contractor shall repay the debt immediately and if the debt is in any foreign currency, repay the same by raising the foreign exchange amount solely by itself.

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Article 8. Miscellaneous Clauses Negotiated Separately

I. The Contractor’s headquarter company shall place a deposit with Bank as a pledge, which is 100% of the remaining balance of the credit available hereunder. If the deposit is in a currency different from that of the credit hereunder, the deposited amount shall be calculated at the current foreign exchange selling rate of Bank or not more than 95% of the deposited amount. If during the period of the credit hereunder, the fluctuation of the foreign exchange rate causes the deposited amount to be less than 100% of the remaining credit amount, Contractor shall, upon the notice of Bank, immediately make up the balance of the pledge with Bank.

II. The lending rate of the NTD or USD loans used according to this Contract may not be lower than the bank’s listed "basic lending rate" in NTD or USD on the day when the said loans are used.

III. Contractor agrees that in the event of any dramatic change to the interest rate in the market for any loan in any currency hereunder, the parties shall re-negotiate the interest rate depending on the market situation, subject to the limit set out by law.

IV. This Contract shall be made into two originals and one duplicate, with Bank holding one original and one duplicate and Contractor holding the other original.

(I) MEGA INTERNATIONAL COMMERCIAL BANK

Responsible Person: Cai Youcai

Principal Agent: Zhou Peizhen, Manager of Dunhua Branch

Address: 88-1, Dunhua Road North, Songshan District, Taipei

Contractor hereby acknowledges that it has read and fully understands all the provisions hereinabove during the reasonable period before it attaches its signature and seal as follows.

(II) Contractor:

APPLIED OPTOELECTRONICS, INC. TAIWAN BRANCH

Uniform Business No. 28410552

Responsible Person: Lin Chih-Hsiang

Addresss: No.18, Gong 4th Rd., Linkou District, New Taipei City 24452, Taiwan (R.O.C.)

Date: December 22, 104 year of the Republic of China’s Era.

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Power of Attorney

To: Mega International Commercial Bank

We hereby issue a promissory note amounting to USD Four million (USD4,000,000) on the date of December 22, 2015, and we hereby authorize you to complete the items in blank at your discretion and exercise the full rights of such promissory note on the due date of such promissory note.

With Best Wishes

Authorizer: Applied Optoelectronics Inc. Taiwan Branch(Stamp)

Authorized Representative: Lin Chih-Hsiang

Address: No. 18, Gong 4th Rd., Linkou District, New Taipei City 24452, Taiwan (R.O.C.)

Authorizer: (Stamp)

Address:

Authorizer: (Stamp)

Address:

Authorizer: (Stamp)

Address:

Date: December 22, 104 year of the Republic of China’s Era.

Coordinator:

Reviewer:

Business Office

Assistant/Deputy/ Manager:

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Promissory Note

By presenting this note, Mega International Commercial Bank shall be paid USD Four million (USD4,000,000) immediately without any condition on the date of .

Special Terms

A.    Payment under this promissory note shall be conducted at Dunhua Branch of Mega International Commercial Bank
 (Address: 88-1, Dunhua Road North, Songshan District, Taipei );

B.     It’s agreed that the interest rate of this promissory note shall be referred to the rate of short-term loan of USD published by Mega International Commercial Bank on the date of presentation of this promissory note.

C.     The protest waived, and notice on protest causes shall not be applicable to this promissory note.

D.    The presentation period of this promissory note shall be extended to one year.

E.     This promissory note shall be governed by laws of Republic of China.

Drawer: Applied Optoelectronics Inc. Taiwan Branch

Authorized Representative: Lin Chih-Hsiang

Address: No.18, Gong 4th Rd., Linkou District, New Taipei City 24452, Taiwan (R.O.C.)

Drawer:

ID number:

Address:

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Authorized Representative:

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Date of Drawing: December 22, 104 year of the Republic of China’s Era.

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